Exhibit 99.1

SHORETEL, INC.

SUMMARY STATEMENT OF OPERATIONS INFORMATION

(in millions of US dollars)

(unaudited)

	Quarter Ended March 31, 2016	Quarter Ended June 30, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2016	Year Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	87 days ended September 25, 2017
Revenues
Enterprise – Product	$33.9	$41.8	$31.9	$32.2	$139.8	$30.5	$36.6	$23.4
Enterprise – Services	18.5	18.9	18.8	19.1	75.3	18.9	19.5	18.6
Cloud – Recurring	32.8	33.8	35.6	36.7	138.9	38.3	39.6	38.6

Total revenues	85.2	94.5	86.3	88.0	354.0	87.7	95.7	80.6

Cost of revenues
Enterprise – Product	11.2	13.5	10.2	10.8	45.7	9.9	12.6	8.2
Enterprise – Services	5.1	4.7	4.6	4.0	18.4	4.2	4.0	3.4
Cloud – Recurring	15.5	15.8	16.1	16.5	63.9	16.5	17.9	18.2

Total cost of revenues	31.8	34.0	30.9	31.3	128.0	30.6	34.5	29.8

Gross Margin	53.4	60.5	55.4	56.7	226.0	57.1	61.2	50.8

Expenses:
Selling, general and administrative	41.4	40.7	39.6	39.1	160.8	40.0	39.7	34.1
Research and development	17.9	17.6	18.0	17.4	70.9	18.5	18.5	17.3
Special charges and restructuring costs	0.9	0.5	1.2	0.7	3.3	(0.4)	2.1	12.0
Amortization of acquisition-related intangible assets	1.9	1.9	1.9	1.9	7.6	1.7	1.2	1.2

	62.1	60.7	60.7	59.1	242.6	59.8	61.5	64.6

Operating income (loss)	(8.7)	(0.2)	(5.3)	(2.4)	(16.6)	(2.7)	(0.3)	(13.8)
Interest expense	(0.1)	(0.2)	(0.1)	(0.1)	(0.5)	(0.1)	(0.1)	—
Other income (expense)	(0.2)	(0.2)	(0.1)	(0.2)	(0.7)	—	(0.1)	(0.2)

Income (loss), before income taxes	(9.0)	(0.6)	(5.5)	(2.7)	(17.8)	(2.8)	(0.5)	(14.0)
Income tax recovery (expense)	0.3	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)	(0.5)	(0.5)

Net income (loss)	$(8.7)	$(0.7)	$(5.6)	$(2.9)	$(17.9)	$(2.9)	$(1.0)	$(14.5)

The financial results of ShoreTel, Inc. are as-reported under U.S. GAAP and have not been adjusted for pro forma purposes. Certain immaterial amounts have reclassified to conform to Mitel’s presentation.

SHORETEL, INC.

Reconciliation of Net Loss to Adjusted EBITDA (a non-GAAP measure)

(in millions of US dollars)

(unaudited)

	Quarter Ended March 31, 2016	Quarter Ended June 30, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2016	Year Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	87 days ended September 25, 2017
Net income (loss)	$(8.7)	$(0.7)	$(5.6)	$(2.9)	$(17.9)	$(2.9)	$(1.0)	$(14.5)
Adjustments:
Interest expense	0.1	0.2	0.1	0.1	0.5	0.1	0.1	—
Income tax expense (recovery)	(0.3)	0.1	0.1	0.2	0.1	0.1	0.5	0.5
Amortization and depreciation	5.3	5.4	5.4	5.5	21.6	5.1	4.6	4.4
Foreign exchange loss (gain)	—	0.2	0.2	0.3	0.7	0.1	0.2	0.2
Special charges and restructuring costs	0.9	0.5	1.2	0.7	3.3	(0.4)	2.1	12.0
Stock-based compensation	2.0	2.0	3.2	2.3	9.5	2.2	2.1	2.3

Adjusted EBITDA	$(0.7)	$7.7	$4.6	$6.2	$17.8	$4.3	$8.6	$4.9

Adjusted EBITDA is defined as net income (loss), adjusted for the items as noted in the above tables. Adjusted EBITDA is not a measure calculated in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Adjusted EBITDA is prepared to eliminate the impact of items that Mitel does not consider indicative of its core operating performance. Users are encouraged to evaluate these adjustments and the reasons Mitel considers them appropriate, as well as the material limitations of non-GAAP measures and the manner that Mitel compensates for those limitations, as described in Item 6. Selected Financial Data in our our report on Form 10-K for the year ended December 31, 2016 (“Annual Report”) filed with the Securities and Exchange Commission.